Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 - 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Submits NAFTA Notice of Intent
in Response to Expropriation of Rights in Quebec

CALGARY, ALBERTA, November 15, 2012 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) confirms that it has filed a Notice of Intent to Submit a Claim to Arbitration under the North American Free Trade Agreement (“NAFTA”) in response to the expropriation without compensation of certain of the Company’s oil and gas mining rights in the Saint Lawrence Valley in Quebec.

Lone Pine holds numerous exploration permits in the Saint Lawrence Valley issued by the Quebec Ministry of Natural Resources and Wildlife. Adopted by the National Assembly of Quebec on June 13, 2011, Bill 18 suspended all oil and gas exploration activities beneath the Saint Lawrence River upstream of the Anticosti Islands and on the islands situated in that part of the river, and revoked all previously issued mining rights under that stretch of the Saint Lawrence River, including an area covered by a permit previously held by Lone Pine. The expropriated permit covered 33,460 net acres, and Lone Pine continues to hold exploration permits covering 398,850 gross (240,320 net) acres in Quebec.

Lone Pine has played an important role in exploration with a view to eventual development of Quebec’s significant shale gas resources, having invested millions of dollars and considerable time and resources in Quebec since 2006. Lone Pine was an active participant in the Bureau d’audiences publiques sur l’environment (“BAPE”) hearing process initiated by the Quebec Government in 2010 both before and after the BAPE process was pre-empted by Bill 18.

Lone Pine has and will continue to attempt to engage the Government of Quebec in a constructive dialogue and to find a mutually agreeable solution on these issues. Lone Pine has filed this notice as part of the dispute resolution mechanism available under NAFTA and intends to submit the claim to arbitration at the appropriate time pursuant to the relevant NAFTA provisions, should the matter not be resolved by that date.

Lone Pine Resources Inc. is a Delaware corporation, which through its wholly owned subsidiary, Lone Pine Resources Canada Ltd., is engaged in the exploration and development of natural gas and light oil in Canada. Lone Pine’s principal reserves, producing properties and exploration prospects are located in Canada in the provinces of Alberta, British Columbia and Quebec and in the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.

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For further information please contact:

Guillaume Bérubé

Citoyen Optimum

Tél. : 514 282-4719

Courriel : guillaume.berube@citoyenoptimum.com